   As filed with the Securities and Exchange Commission on December 19, 1997

                                                            Registration No. 33-
================================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 ----------
                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                                 ----------

                      CAPITAL ONE FINANCIAL CORPORATION
           (Exact name of registrant as specified in its charter)
                                 ----------

              DELAWARE                                                             54-171854
    (State or other jurisdiction                                                (I.R.S. Employer
        of incorporation or                                                   Identification No.)
           organization)

                                  ----------

                      2980 FAIRVIEW PARK DRIVE, SUITE 1300
                         FALLS CHURCH, VIRGINIA  22042
                        (Address, including zip code, of
                   Registrant's principal executive offices)

                       CAPITAL ONE FINANCIAL CORPORATION
                           1994 STOCK INCENTIVE PLAN
                            (Full title of the plan)

                                                                                         Copy to:
               JOHN G. FINNERAN, JR., ESQ.                                       D. MICHAEL LEFEVER, ESQ.
          SENIOR VICE PRESIDENT, GENERAL COUNSEL                                    COVINGTON & BURLING
                 AND CORPORATE SECRETARY                                      1201 PENNSYLVANIA AVENUE, N.W.
           2980 FAIRVIEW PARK DRIVE, SUITE 1300                                   WASHINGTON, D.C. 20004
              FALLS CHURCH, VIRGINIA  22042                                           (202) 662-6000
                      (703) 205-1030
(Name, address, including zip code, and telephone number,
        including area code, of agent for service)

                                  ----------

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
        Title of Security              Amount to be          Proposed Maximum            Proposed Maximum            Amount of
        to be Registered               Registered             Offering Price                Aggregate               Registration
                                                               Per Unit (2)              Offering Price                 Fee
------------------------------------------------------------------------------------------------------------------------------------
        Stock Options (1)                 502,860                 $ 5.85                  $2,941,731.00              $8,678.11
------------------------------------------------------------------------------------------------------------------------------------
        Stock Options  (1)                307,013                 $12.19                  $3,742,488.40              $11,040.34
====================================================================================================================================

(1) Represent options to purchase shares of common stock, $.01 par value ("Common Stock"), of the Registrant issuable under the Registrant's 1994 Stock Incentive Plan (the "Plan") in consideration for the agreement of a recipient to forgo incentive compensation payments. The shares of Common Stock issuable upon the exercise of the Stock Options previously either were registered under the Securities Act of 1933, as amended, pursuant to Registration Statement No. 33-86986 (dated December 1, 1994), or will be registered before the Stock Options are exercised.

(2)      Purchase price of the Stock Option registered for sale under the Plan.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, heretofore filed by Capital One Financial Corporation (the "Registrant") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Registration Statement, except as superseded or modified as described herein:

    (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

    (b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997.

    (c) The Registrant's Current Reports on Form 8-K, dated January 28, 1997, July 18, 1997, and September 24, 1997.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any such incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other incorporated document subsequently filed (or in this Registration Statement, with respect to an incorporated document filed prior to the filing hereof), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

        The Board of Directors of the Registrant has approved, under the Registrant's 1994 Stock Incentive Plan (the "Plan"), a 1997 Special Option Program (the "Program") under which eligible employees are entitled to elect to forgo incentive compensation payments and receive in consideration stock options issued under the Plan (the "Stock Options"). Each Stock Option will entitle the holder to purchase shares of Common Stock at an exercise price per share equal to the fair market value (as defined by the Plan) of the Common Stock on the date of the grant. Each Stock Option will expire on the tenth anniversary of its date of grant. Upon the termination of employment of the holder, the Stock Option will be forfeited if not then vested and the Stock Option will remain exercisable (if vested) only for a period of three months from the date of termination, except that, in the event of the death of the holder or the termination of the holder's employment due to disability, the Stock Option, to the extent that it was exercisable on the date of such death or termination, shall remain exercisable for a period of one year (but not beyond the ten-year expiration date of the Stock Option).

         Stock Options granted to employees in the "Tier 2" and "Tier 3" employment levels of the Registrant will vest if the value of the Common Stock attains a preestablished market price target on or before the third anniversary of the date of grant, as more fully set forth in the Stock Option agreements. If the option does not vest as set forth above, it shall terminate on the third anniversary of the date of grant. Stock Options granted to employees in the "Tier 4" employment level of the Registrant will vest in full on the third anniversary of the date of grant. Notwithstanding these normal vesting rules, unless previously terminated, all employees will become fully vested upon a Change of Control (as that term is defined in the Plan).

         The grant of the Stock Options is contingent upon approval by the Registrant's stockholders at their next regularly scheduled annual meeting of an increase to 10,620,880 (or such lesser number of shares as the Registrant's Board of Directors determines necessary to accommodate the grant of Stock Options) in the number of shares of Common Stock reserved for issuance under the Plan ("Stockholder Approval"). If Stockholder Approval is not obtained, the grant of the Stock Options shall be null and void.

         Generally, the Stock Options are nontransferable except by will or by the laws of descent and distribution and, during the lifetime of an employee, may be exercised only by the employee. However, a Tier 2 or Tier 3 employee may transfer a Stock Option to (i) the spouse, children, or grandchildren of the Tier 2 or Tier 3 employee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of the employee and/or such Immediate Family Members, or (iii) a partnership in which the employee and/or such Immediate Family Members are the only partners, provided that: no consideration is paid to the Tier 2 or Tier 3 employee in connection with the transfer; in the event of a transfer to an individual, the Stock Option is exercisable, during the Tier 2 or Tier 3 employee's lifetime, only by the transferee or by his or her guardian or legal representative; following a transfer, the Tier 2 or Tier 3 employee retains no right or reversion in the Stock Option (or the underlying Common Stock upon exercise) and has no right to alter or amend the Stock Option or revoke the transfer; and subsequent transfer of the Stock Option by the transferee (excluding transfers by will or by the laws of descent and distribution) is prohibited. Following transfer, a Stock Option generally will continue to be subject to the same terms and conditions as were applicable to the Stock Option immediately before transfer.

         Under the Plan, in the event of a stock dividend, stock split or combination of shares, spin-off, recapitalization or merger in which the Registrant is the surviving corporation or other change in the Registrant's capital stock, the number and kind of shares subject to the Stock Options, the exercise price and other relevant provisions of the Stock Options are subject to appropriate adjustment by the Compensation Committee of the Registrant's Board of Directors, whose determination is binding on all persons.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         John G. Finneran, Jr., general counsel of the Registrant, who has rendered the opinion attached hereto as Exhibit 5.1, owns approximately 558 shares of Common Stock acquired under Registrant's 1994 Associate Stock Purchase Plan, holds options to purchase 159,390 shares of Common Stock issued under the Plan, and is expected to be a participant in the Program.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Section 145 of the General Corporation Law of the State of Delaware (the "GCL"), a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of such corporation if such person acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of the corporation and, with respect to a criminal action or proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful, except that, in the case of any action or suit by or in the right of the corporation, no indemnification is permitted if the person shall be adjudged liable to the corporation other than indemnification for such expenses as a court shall determine such person is fairly and reasonably entitled to.

         Article XI of the Registrant's Restated Certificate of Incorporation and Section 6.7 of the Registrant's By-laws provide, in general, for mandatory indemnification of directors and officers to the fullest extent permitted from time to time by the GCL or any other applicable law, against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of the Registrant itself, relating to the manner in which they performed their duties unless they have been guilty of willful misconduct or of a knowing violation of the criminal law.

         Under Article X of the Registrant's Restated Certificate of Incorporation, a director of the Registrant is not personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Registrant also maintains a directors and officers insurance policy generally covering the activities for which such persons are entitled to indemnification.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         EXHIBIT           DESCRIPTION                          REFERENCE
         NUMBER            -----------                          ---------
         ------

              5.1   Opinion of Counsel                          Filed herewith
             23.1   Consent of Counsel                          Contained in Exhibit 5.1
             23.2   Consent of Independent Auditors             Filed herewith

ITEM 9.  UNDERTAKINGS.

    (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                 Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, (the "Securities Act").

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on December 19, 1997.


                                           CAPITAL ONE FINANCIAL CORPORATION



                                           By: /s/ John G. Finneran, Jr.
                                               --------------------------------
                                                 John G. Finneran, Jr., Esquire
                                                 Corporate Secretary

         Each person whose signature appears below constitutes and appoints James M. Zinn and John G. Finneran, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, state securities law administrators, other governmental authorities, the National Association of Securities Dealers, Inc, and stock exchanges, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 19, 1997.

 /s/ Richard D. Fairbank                              Chairman of the Board, Chief Executive Officer,
 ---------------------------------------------        and Director (Principal Executive Officer)
 Richard D. Fairbank



 /s/ Nigel W. Morris                                  President and Chief Operating Officer and
 ---------------------------------------------        Director
 Nigel W. Morris


 /s/ James M. Zinn                                    Senior Vice President (Principal Financial
 ---------------------------------------------        Officer and Principal Accounting Officer)
 James M. Zinn



 /s/ William Ronald Dietz                             Director
 ---------------------------------------------
 William Ronald Dietz


 /s/ James A. Flick, Jr.                              Director
 ---------------------------------------------
 James A. Flick, Jr.

 /s/ Patrick W. Gross                                 Director
 ---------------------------------------------
 Patrick W. Gross


 /s/ James V. Kimsey                                  Director
 ---------------------------------------------
 James V. Kimsey

 /s/ Stanley I. Westreich                             Director
 ---------------------------------------------
 Stanley I. Westreich

                                 Exhibit Index

   Exhibit                                                                              Sequential
    Number                                 Description                                  Page Number
    ------                                 -----------                                  -----------
         5.1                    Opinion of Counsel                                            9
        23.2                    Consent of Independent Auditors                               10